Exhibit 10.39

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement is entered into as of this 5th day of August, 2003 by and between Good Guys, Inc., a Delaware corporation (“Company”) and Kenneth R. Weller (“Executive”).

RECITALS:

1.     The Company and Executive entered into an Executive Employment Agreement effective as of the close of business on the 15th day of August, 2000 (the “Employment Agreement”).

2.     The Compensation Committee of the Board of Directors of the Company and the Board of Directors have approved, and Executive has agreed to, certain amendments to the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and obligations contained herein the parties hereby agree that the Employment Agreement shall be amended in the following respects:

1.     Section 1(a) of the Employment Agreement is amended and restated in its entirety to read as follows:

“Chief Executive Officer. Executive agrees that during the term of this Agreement he will devote his best efforts and all of his business time and attention to the business of the Company and will faithfully and diligently carry out the duties of Chief Executive Officer. In such capacity, Executive shall report directly to the Board of Directors.”

2.     Section 7 of the Employment Agreement is amended to provide that the term of employment shall end on August 15, 2006 unless earlier terminated pursuant to the provisions of Section 7.

3.     Section 2(c) of the Employment Agreement is amended to extend the expiration date of the non-qualified stock option provided for therein until August 15, 2006, subject to the following:

(a)	The exercise price of the option shall remain $3.75 per share, and the option, subject to the provisions of subparagraph (b) below, shall be fully vested as of August 15, 2003.

(b)	The extension of the option and exercise of the option are subject to obtaining the approval of the stockholders of the Company of the extension at the next annual meeting of stockholders, or if earlier, at a meeting of stockholders held for the purpose of considering a “change of control” of the Company as that term is defined in the Employment Agreement (a “change of control”), in which the consideration to be received by the stockholders of the Company in the change of control has a value in excess of $3.75 per share (as determined in good faith by the Board of Directors of the Company). If prior to the next annual meeting of stockholders a “change of control” in which the stockholders of the Company receive consideration having a value of $3.75 per share or less is approved by the stockholders, or a change of control occurs at any price without stockholder approval, there shall be no further obligation to seek stockholder approval of extension of the option and the option shall terminate. Approval of stockholders as used herein shall mean the affirmative vote of at least a majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting.

(c)	To the extent not exercised, the option shall in any event automatically expire and be cancelled upon the earliest to occur of (i) a change of control, (ii) failure to obtain approval of the stockholders of the extension of the option at a meeting held for that purpose, (iii) 90 days following the termination of employment of Executive with the Company other than by reason of death or disability, or one year following the termination of employment of Executive with the Company by reason of death or disability, and (iv) August 15, 2006.

4.     Except as otherwise provided above, the provisions of the Employment Agreement shall remain unchanged.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first above written.

GOOD GUYS, INC.

/s/ THOMAS F. HERMAN

Thomas F. Herman, President

EXECUTIVE:

/s/ KENNETH R. WELLER

Kenneth R. Weller